Exhibit 99.1

David Douglass, Corporate Communications

(301) 968-6303

FOR IMMEDIATE RELEASE

THE MILLS CORPORATION COMPLETES SALE OF ITS INTERNATIONAL

OPERATING PROPERTIES TO IVANHOE CAMBRIDGE

Net proceeds of approximately US$500 million before transaction costs

CHEVY CHASE, Md. (October 6, 2006) — The Mills Corporation (NYSE: MLS) announced today that it has completed the previously disclosed sale of its interests in Vaughan Mills (Ontario, Canada), St. Enoch Centre (Glasgow, Scotland) and Madrid Xanadú (Madrid, Spain) to Ivanhoe Cambridge, Inc. for approximately US$988 million, with net proceeds of approximately US$500 million before transaction costs, but net of expected foreign taxes.

Approximately US$400 million was used to immediately pay down a portion of the Senior Term loan with Goldman Sachs Mortgage Company, as Administrative Agent. A significant portion of the remaining proceeds are being held in escrow for foreign taxes in an amount in excess of the taxes expected to be due. Additional proceeds are being held in connection with the previously disclosed litigation with Parcelatoria de Gonzalo Chacon. Most on-site employees were retained by Ivanhoe Cambridge as part of the transfer.

“This transaction demonstrates that we are moving forward with our efforts to sell all or part of the Company,” said The Mills Corporation Chief Executive Officer and President Mark S. Ordan.

The Mills Corporation

The Mills Corporation, based in Chevy Chase, MD, is a developer, owner and manager of a diversified global portfolio of retail destinations, including regional shopping malls and market-dominant retail and entertainment centers. It currently owns 39 properties in the United States totaling approximately 48 million square feet. In addition, The Mills has various projects in development, redevelopment or under construction. The Mills is traded on the New York Stock Exchange under the ticker: MLS. For more information, visit the Company’s website at www.themills.com.

Ivanhoe Cambridge

Ivanhoe Cambridge is a recognized leader in the Canadian real estate industry. It is one of the country’s pre-eminent property owners, managers, developers and investors. The Company focuses on high-quality shopping centres located in urban areas. Beyond its strong Canada-wide presence, the Company is also active in the United States, Asia and Europe – where it partners with prominent real estate entities. Its real estate portfolio consists of more than 43.2 million square feet of retail space and includes over 65 regional and super-regional shopping centres. As at December 31, 2005, the market value of Ivanhoe Cambridge’s assets reached CAD $9.3 billion. Headquartered in Montreal, Quebec, Canada, Ivanhoe Cambridge is a principal real estate subsidiary of the Caisse de dépôt et placement du Québec, the largest institutional fund manager in Canada. Amongst its shareholders, the Company also counts four prominent Canadian pension funds. The Company’s Internet address is www.ivanhoecambridge.com.

Statements in this press release that are not historical—including, among other things, as to the exploration of strategic alternatives, may be deemed forward-looking statements within the meaning of the federal securities laws. Although The Mills Corporation believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained and it is possible that our actual circumstances and results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Mills Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to the Company’s various filings with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual reports on Form 10-K for a discussion of such risks and uncertainties. There can be no assurance that the exploration of strategic alternatives will result in any transaction.

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